Morgan Stanley
            Smith Barney

Morgan Stanley Smith Barney
Aspect I, LLC

Financial Statements with
Report of Independent Registered
Public Accounting Firm

As of December 31, 2014 and 2013
and for the Years Ended December 31,
2014, 2013, and 2012

Pursuant to Commodity Futures Trading Commission Rule 4.7, Ceres Managed Futures LLC has claimed an exemption with respect to Morgan Stanley Smith Barney Aspect I, LLC from certain reporting requirements.

CERES MANAGED FUTURES LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of Morgan Stanley Smith Barney Aspect I, LLC:

We have audited the accompanying statements of financial condition of Morgan Stanley Smith Barney Aspect I, LLC (the “Trading Company”), including the condensed schedules of investments, as of December 31, 2014 and 2013, and the related statements of income and expenses and changes in members’ capital for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Trading Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Trading Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trading Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Morgan Stanley Smith Barney Aspect I, LLC as of December 31, 2014 and 2013, and the results of its operations and changes in its members’ capital for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
New York, New York
March 25, 2015

Morgan Stanley Smith Barney Aspect I, LLC
Statements of Financial Condition

                                                                                                                                                                    December 31,
	2014	2013
ASSETS	$	$

Trading Equity:

Unrestricted cash	11,363,414	13,880,704
Restricted cash	1,324,797	1,842,923

Total cash	12,688,211	15,723,627

Net unrealized gain on open contracts	1,093,557	859,668

Total Trading Equity	13,781,768	16,583,295

Total Assets	13,781,768	16,583,295

LIABILITIES AND MEMBERS’ CAPITAL

LIABILITIES
Accrued incentive fee	396,636	–
Accrued management fees	15,651	20,622
Clearing fees due to MS&Co.	686	1,161
Accrued administrative fees	427	477

Total Liabilities	413,400	22,260

MEMBERS’ CAPITAL

Non-Managing Members	13,368,368	16,561,035

Total Members’ Capital	13,368,368	16,561,035

Total Liabilities and Members’ Capital	13,781,768	16,583,295

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney Aspect I, LLC
Condensed Schedule of Investments
December 31, 2014

Futures and Forward Contracts Purchased	Net unrealized gain/(loss) on open contracts	% of Members’ Capital
	$
Commodity	(102,945)	(0.77)
Equity	85,991	0.64
Foreign currency	(32,444)	(0.24)
Interest rate	413,139	3.09

Total Futures and Forward Contracts Purchased	363,741	2.72

Futures and Forward Contracts Sold

Commodity	425,740	3.18
Equity	(17,404)	(0.13)
Foreign currency	172,656	1.29
Interest rate	(4,260)	(0.03)

Total Futures and Forward Contracts Sold	576,732	4.31

Unrealized Currency Gain	153,084	1.15

Net fair value	1,093,557	8.18

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney Aspect I, LLC
Condensed Schedule of Investments
December 31, 2013

Futures and Forward Contracts Purchased	Net unrealized gain/(loss) on open contracts	% of Members’ Capital
	$
Commodity	(61,980)	(0.37)
Equity	390,755	2.36
Foreign currency	19,497	0.12
Interest rate	(70,164)	(0.42)

Total Futures and Forward Contracts Purchased	278,108	1.69

Futures and Forward Contracts Sold

Commodity	163,227	0.99
Equity	(2,705)	(0.02)
Foreign currency	78,102	0.47
Interest rate	204,400	1.23

Total Futures and Forward Contracts Sold	443,024	2.67

Unrealized Currency Gain	138,536	0.84

Net fair value	859,668	5.20

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney Aspect I, LLC
Statements of Income and Expenses

                                                                        For the Years Ended December 31,

	2014	2013	2012
	$	$	$
INVESTMENT INCOME (LOSS)
Interest income	–	170	(1,796)

EXPENSES
Incentive fees	396,636	–	88,438
Management fees	187,127	371,252	603,677
Brokerage, clearing and transaction fees	29,346	63,125	65,038
Administrative fees	4,780	7,188	9,919

Total Expenses	617,889	441,565	767,072

NET INVESTMENT LOSS	(617,889)	(441,395)	(768,868)

TRADING RESULTS
Trading profit (loss):
Net Realized	3,286,321	(656,128)	(2,057,498)
Net change in unrealized	233,889	321,360	(555,571)

Total Trading Results	3,520,210	(334,768)	(2,613,069)
NET INCOME (LOSS)	2,902,321	(776,163)	(3,381,937)

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney Aspect I, LLC
Statements of Changes in Members’ Capital
For the Years Ended December 31, 2014, 2013, and 2012

	Managing	Non-Managing
	Member $	Members $	Total $
Members’ Capital,
December 31, 2011	–	43,105,632	43,105,632

Capital Contributions	–	1,971,317	1,971,317

Net Loss	–	(3,381,937)	(3,381,937)

Capital Withdrawals	–	(9,861,351)	(9,861,351)

Members’ Capital,
December 31, 2012	–	31,833,661	31,833,661

Capital Contributions	–	78,901	78,901

Net Loss	–	(776,163)	(776,163)

Capital Withdrawals	–	(14,575,364)	(14,575,364)

Members’ Capital,
December 31, 2013	–	16,561,035	16,561,035

Capital Contributions	–	1,462,675	1,462,675

Net Income	–	2,902,321	2,902,321

Capital Withdrawals	–	(7,557,663)	(7,557,663)

Members’ Capital,
December 31, 2014	–	13,368,368	13,368,368

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney Aspect I, LLC
Notes to Financial Statements

1.  Organization

Morgan Stanley Smith Barney Aspect I, LLC (“Aspect I, LLC” or the “Trading Company”) was formed on March 26, 2007, as a Delaware limited liability company under the Delaware Limited Liability Company Act (the “Act”), to engage in the speculative trading of commodities, domestic and foreign commodity futures contracts, forward contracts, foreign exchange commitments, options on physical commodities and on futures contracts, spot (cash) commodities and currencies, exchange of futures contracts for physicals transactions, exchange of physicals for futures contracts transactions, and any rights pertaining thereto (collectively, “Futures Interests”) (refer to Note 5. Financial Instruments). The Trading Company commenced operations on August 1, 2007.  Ceres Managed Futures LLC (“Ceres” or the “Trading Manager”) is the trading manager of the Trading Company.  Ceres has retained Aspect Capital Limited (“Aspect” or the “Trading Advisor”) to trade Futures Interests on behalf of the Trading Company.  Each member (each investor in the Trading Company, a “Member”) invests its assets in the Trading Company, which allocates substantially all of its assets in the trading program of Aspect, an unaffiliated commodity trading advisor registered with the Commodity Futures Trading Commission (“CFTC”), which makes investment decisions for the Trading Company.  As of December 31, 2014, Polaris Futures Fund L.P. (a Delaware limited partnership) and Meritage Futures Fund L.P. (a Delaware limited partnership) were the Members of the Trading Company.

Ceres is a wholly-owned subsidiary of Morgan Stanley Smith Barney Holdings LLC (“MSSBH”).  MSSBH is wholly-owned indirectly by Morgan Stanley.  Prior to June 28, 2013, Citigroup Inc. was the indirect minority owner of MSSBH.

The clearing commodity broker for the Trading Company is Morgan Stanley & Co. LLC (“MS&Co.”).  Morgan Stanley & Co. International plc previously served as a clearing commodity broker for the Trading Company.  MS&Co. also acts as the counterparty on all trading of foreign currency forward contracts.  Morgan Stanley Capital Group Inc. (“MSCG”) acts as the counterparty on all trading of options on foreign currency forward contracts.  Morgan Stanley Smith Barney LLC, doing business as Morgan Stanley Wealth Management (“Morgan Stanley Wealth Management”), is a principal subsidiary of MSSBH and, previously acted as a non-clearing broker for the Trading Company.  MS&Co. and its affiliates act as the custodians of the Trading Company’s assets. MS&Co. and MSCG are wholly-owned subsidiaries of Morgan Stanley.

Morgan Stanley Smith Barney Aspect I, LLC
Notes to Financial Statements (continued)

2.  Summary of Significant Accounting Policies

Use of Estimates – The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures.  Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable.  Actual results could differ from those estimates and the differences could be material.

Valuation – Futures Interests are open commitments until the settlement date, at which time they are realized.  They are valued at fair value, generally on a daily basis, and the unrealized gains and losses on open contracts (the difference between contract trade price and market price) are reported in the Statements of Financial Condition as net unrealized gains or losses on open contracts.  The resulting net change in unrealized gains and losses is reflected in the net change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Income and Expenses.  The fair value of exchange-traded futures, options and forward contracts is determined by the various futures exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period.  The fair value of foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period from various exchanges. The fair value of non-exchange-traded foreign currency option contracts is calculated by applying an industry standard model application for options valuation of foreign currency options, using as inputs the spot prices, interest rates, and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period.

Revenue Recognition – Monthly, MS&Co. pays the Trading Company interest income on 100% of its average daily equity maintained in cash in the Trading Company’s accounts during each month at the rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate less 0.15% during such month but in no event less than zero.  When the effective rate is less than zero, no interest is earned.  For purposes of such interest payments, daily funds do not include monies due to the Trading Company on Futures Interests that have not been received.  MS&Co. and Ceres will retain any excess interest not paid to the Trading Company in permitted investments.

Morgan Stanley Smith Barney Aspect I, LLC
Notes to Financial Statements (continued)

2.  Summary of Significant Accounting Policies (cont’d)

Fair Value of Financial Instruments – The fair value of the Trading Company’s assets and liabilities that qualify as financial instruments under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) guidance relating to financial instruments approximates the carrying amount presented in the Statements of Financial Condition.

Foreign Currency Transactions and Translation – The Trading Company’s functional currency is the U.S. dollar; however, the Trading Company may transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rate in effect at the date of the Statements of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rate in effect during the period.  The effects of changes in foreign currency exchange rates on investments are not segregated in the Statements of Income and Expenses from the changes in market price of those investments, but are included in the realized trading profit/(loss) and unrealized trading profit/(loss) in the Statements of Income and Expenses.

Members’ Capital  – The Members’ Capital of the Trading Company is equal to the total assets of the Trading Company (including, but not limited to, all cash and cash equivalents, accrued interest, and the fair value of all open Futures Interests contract positions and other assets) less all liabilities (including, but not limited to, management fees, incentive fees, and extraordinary expenses), determined in accordance with U.S. GAAP.

Trading Equity – The Trading Company’s asset “Trading Equity,” reflected on the Statements of Financial Condition, consists of (a) cash on deposit in commodity brokerage accounts with Morgan Stanley, a portion of which is used as margin for trading; (b) net unrealized gains or losses on futures and forward contracts, which are fair valued and calculated as the difference between original contract value and fair value; and (c) options purchased at fair value, if any.  Options written at fair value, if any, are recorded in “Liabilities”.

The Trading Company, in its normal course of business, enters into various contracts with MS&Co. acting as its commodity broker.  Pursuant to the brokerage agreement with MS&Co., to the extent that such trading results in unrealized gains or losses, these amounts are offset for the Trading Company and are reported on a net basis on the Statements of Financial Condition.

Morgan Stanley Smith Barney Aspect I, LLC
Notes to Financial Statements (continued)

2.  Summary of Significant Accounting Policies (cont’d)

Trading Equity (cont’d) –The Trading Company has offset its unrealized gains or losses recognized on forward contracts executed with the same counterparty as allowable under the terms of its master netting agreement with MS&Co., as the counterparty on such contracts.  The Trading Company has consistently applied its right to offset.

Restricted and Unrestricted Cash – The cash held by the Trading Company is on deposit in commodity brokerage accounts with Morgan Stanley. As reflected on the Trading Company’s Statements of Financial Condition, restricted cash equals the cash portion of assets on deposit to meet margin requirements plus the cash required to offset unrealized losses on foreign currency forwards and options contracts.  All of these amounts are maintained in separate accounts.  Cash that is not classified as restricted cash is therefore classified as unrestricted cash.

Brokerage, Clearing and Transaction Fees – The Trading Company accrues and pays brokerage, clearing and transaction fees to MS&Co. Brokerage fees and transaction costs are paid as they are incurred on a half-turn basis at 100% of the rates that MS&Co. charges retail commodity customers and parties that are not clearinghouse members. In addition, the Trading Company pays transactional and clearing fees as they are incurred.

Administrative Fee – The Trading Company accrues and pays to Ceres a monthly fee to cover all administrative and operating expenses (the “Administrative Fee”). The monthly Administrative Fee is equal to 1/12th of 0.35% (a 0.35% annual rate) of the beginning of the month Members’ Capital of Members being allocated the fee.

There are no administrative fees allocated to Polaris, and Polaris’ Members’ Capital is excluded from the determination of the Administrative Fee.

Capital Contributions – Capital contributions by the Members may be made monthly pending Ceres’ approval.  Such capital contributions will increase each contributing Member’s pro rata share of the Trading Company’s Members’ Capital.

Capital Withdrawals – Each Member may withdraw all or a portion of its capital as of the first day of each month at the final net asset value of the last day of the immediately preceding month.  The request for withdrawal must be received in writing by the Trading Manager at least three business days prior to the end of such month. Such capital withdrawals will decrease each withdrawing Member’s pro rata share of the Trading Company’s Members’ Capital.  Ceres may require the withdrawal of a capital account under certain circumstances, as defined in the operating agreement.

Morgan Stanley Smith Barney Aspect I, LLC
Notes to Financial Statements (continued)

2.  Summary of Significant Accounting Policies (cont’d)

Distributions – Distributions, other than capital withdrawals, are made on a pro rata basis at the sole discretion of Ceres.  No distributions have been made to date.  Ceres does not intend to make any distributions of the Trading Company’s profits.

Income Taxes – No provision for income taxes has been made in the accompanying financial statements, as Members are individually responsible for reporting income or loss based upon their pro rata share of  the Trading Company’s revenue and expenses for income tax purposes. The Trading Company files U.S. federal and state tax returns.

The guidance issued by the FASB on income taxes clarifies the accounting for uncertainty in income taxes recognized in the Trading Company’s financial statements, and prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken. The Trading Company has concluded that there were no significant uncertain tax positions that would require recognition in the financial statements as of December 31, 2014 and 2013. If applicable, the Trading Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in other expenses in the Statements of Income and Expenses. Generally, the 2011 through 2014 tax years remain subject to examination by U.S. federal and most state tax authorities.  No income tax returns are currently under examination.

Dissolution of the Trading Company – The Trading Company shall be dissolved upon the first of the following events to occur:

(1)         The sole determination of Ceres; or

(2)	The written consent of the Members holding not less than a majority interest in capital with or without cause; or

(3)	The occurrence of any other event that causes the dissolution of the limited liability company under the Act.

Statement of Cash Flows – The Trading Company is not required to provide a Statement of Cash Flows.

Morgan Stanley Smith Barney Aspect I, LLC
Notes to Financial Statements (continued)

2.  Summary of Significant Accounting Policies (cont’d)

Investment Company Status

Effective January 1, 2014, the Trading Company adopted Accounting Standards Update (“ASU”) 2013-08, “Financial Services – Investments Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements”.  ASU 2013-08 changes the approach to the investment company assessment, requires non-controlling ownership interests in other investment companies to be measured at fair value, and requires additional disclosures about the investment company’s status as an investment company.  ASU 2013-08 is effective for interim and annual reporting periods beginning after December 15, 2013.  The adoption of this ASU did not have a material impact on the Trading company’s financial statements. Based on the Members’ assessment, the Trading Company has been deemed to be an investment company since inception.

3. Related Party Transactions

The Trading Company’s cash is on deposit in commodity brokerage accounts with Morgan Stanley.  MS&Co. pays interest as described in Note 2. Summary of Significant Accounting Policies.  The Trading Company pays brokerage, clearing, and transaction fees to MS&Co. as described in Note 2. Summary of Significant Accounting Policies.  The Trading Company pays the Administrative Fee to Ceres as described in Note 2. Summary of Significant Accounting Policies.

4.  Trading Advisor

Ceres retains Aspect to make all trading decisions for the Trading Company.

Fees paid to Aspect by the Trading Company consist of a management fee and an incentive fee as follows:

Management Fees – The Trading Company accrues and pays Aspect a monthly management fee equal to 1/12th of 1.5% (a 1.5% annual rate) of the net assets allocated to Aspect as of the first day of each month.

Incentive Fee – The Trading Company pays Aspect a quarterly incentive fee equal to 20% of the New Trading Profits earned by each Member.  Such fee is accrued on a monthly basis, but is not payable until the end of each calendar quarter.

New Trading Profits represent the amount by which profits from Futures Interests trading exceed losses after management fees, brokerage fees and transaction costs, and administrative fees are deducted.  When Aspect experiences losses wi th respect to the Members’ Capital as of the end of a calendar quarter, Aspect must recover such losses before it is eligible for an incentive fee in the future.  Cumulative trading losses are reduced for capital withdrawn from the Trading Company.

Morgan Stanley Smith Barney Aspect I, LLC
Notes to Financial Statements (continued)

5.  Financial Instruments

The Trading Advisor trades Futures Interests on behalf of the Trading Company. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price.

The fair value of exchange-traded contracts is based on the settlement price quoted by the exchange on the day with respect to which fair value is being determined.  If an exchange-traded contract could not have been liquidated on such day due to the operation of daily limits or other rules of the exchange, the settlement price will be equal to the settlement price on the first subsequent day on which the contract could be liquidated.  Off-exchange-traded contracts are fair valued as discussed in Note 2. Summary of Significant Accounting Policies.

The Trading Company’s contracts are accounted for on a trade-date basis.  A derivative is defined as a financial instrument or other contract that has all three of the following characteristics:

(1)	a) One or more “underlyings” and b) one or more “notional amounts” or payment provisions or both;

(2)
Requires no initial net investment or a smaller initial net investment than would be required for other types of contracts that would be expected to have a similar response relative to changes in market factors; and

(3)         Terms that require or permit net settlement.

Generally, derivatives include futures, forward, swaps or options contracts, and other financial instruments with similar characteristics such as caps, floors, and collars.

The net unrealized gains on open contracts at December 31, 2014 and 2013, respectively, reported as a component of “Trading Equity” on the Statements of Financial Condition, and their longest contract maturities were as follows:
	Net Unrealized Gains on Open Contracts			Longest Maturities
Year	Exchange-Traded	Off-Exchange-Traded	Total	Exchange-Traded	Off-Exchange-Traded
	$	$	$
2014	960,534	133,023	1,093,557	Jun. 2017	Mar. 2015
2013	766,930	92,738	859,668	Jun. 2016	Mar. 2014

Morgan Stanley Smith Barney Aspect I, LLC
Notes to Financial Statements (continued)

6.  Investment Risk

The Members’ investments in the Trading Company expose the Members to various types of risks that are associated with Futures Interests trading and markets in which the Trading Company invests.  The significant types of financial risks which the Trading Company is exposed to are market risk, liquidity risk, and counterparty credit risk.

The rapid fluctuations in the market prices of Futures Interests and changes in interest rates in which the Trading Company invests make the Members’ investments volatile. If Aspect incorrectly predicts the direction of prices in the Futures Interests and changes in interest rates in which it invests, large losses may occur.

Illiquidity in the markets in which the Trading Company invests may cause less favorable trade prices.  Although Aspect will generally purchase and sell actively traded contracts where last trade price information and quoted prices are readily available, the prices at which a sale or purchase occur may differ from the prices expected because there may be a delay between receiving a quote and executing a trade, particularly in circumstances where a market has limited trading volume and prices are often quoted for relatively limited quantities.

The credit risk on Futures Interests arises from the potential inability of counterparties to perform under the terms of the contracts.  The Trading Company has credit risk because MS&Co. and/or MSCG act as the commodity brokers and/or the counterparties with respect to most of the Trading Company’s assets.  The Trading Company’s exposure to credit risk associated with counterparty nonperformance is typically limited to the cash deposits with, or other form of collateral held by, the counterparty. The Trading Company’s assets deposited with MS&Co. or its affiliates are segregated or secured in accordance with the Commodity Exchange Act and the regulations of the CFTC and are expected to be largely held in non-interest bearing bank accounts at a U.S. bank or banks, but may also be invested in any other instruments approved by the CFTC for investment of customer funds. Exchange-traded futures, exchange-traded forward, and exchange-traded futures-styled options contracts are marked to market on a daily basis, with variations in value settled on a daily basis. With respect to the Trading Company’s off-exchange-traded forward currency contracts and forward currency options contracts, there are no daily settlements of variation in value, nor is there any requirement that an amount equal to the net unrealized gains (losses) on such contracts be segregated. However, the Trading Company is required to meet margin requirements equal to the net unrealized loss on open forward currency contracts in the Trading Company accounts with the counterparty, which is accomplished by daily maintenance of the cash balance in a custody account held at MS&Co.  The Trading Company had total cash and unrealized on exchange-traded contracts with MS&Co., acting as a commodity broker for the Trading Company’s trading of Futures Interests, totaling $13,648,745 and $16,490,557 at December 31, 2014 and 2013, respectively. With respect to those off-exchange-traded forward currency contracts, the Trading Company is at risk to the ability of MS&Co., the sole counterparty on all such contracts, to perform. With respect to those off-exchange-traded forward currency options contracts, the Trading Company is at risk to the

Morgan Stanley Smith Barney Aspect I, LLC
Notes to Financial Statements (continued)

6.  Investment Risk (cont’d)

ability of MSCG, the sole counterparty on all such contracts, to perform. The Trading Company has a netting agreement with each counterparty.  These agreements, which seek to reduce both the Trading Company’s and the counterparties’ exposure on off-exchange-traded forward currency contracts, including options on such contracts, should materially decrease the Trading Company’s credit risk in the event of MS&Co.’s or MSCG’s bankruptcy or insolvency.

7.  Derivatives and Hedging

The Trading Company’s objective is to profit from speculative trading in Futures Interests.  Therefore, the Trading Advisor for the Trading Company will take speculative positions in Futures Interests where it feels the best profit opportunities exist for its trading strategy. As such, the average number of contracts outstanding in absolute quantity (the total of the open long and open short positions) has been presented as a part of the volume disclosure, as position direction is not an indicative factor in such volume disclosures.  In regards to foreign currency forward trades, each notional quantity amount has been converted to an equivalent contract based upon an industry convention.

On January 1, 2013, the Trading Company adopted ASU 2011-11, “Disclosure about Offsetting Assets and Liabilities” and ASU 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities”.  ASU 2011-11 created a new disclosure requirement about the nature of an entity’s rights to setoff and the related arrangements associated with its financial instruments and derivative instruments, while ASU 2013-01 clarified the types of instruments and transactions that are subject to the offsetting disclosure requirements established by ASU 2011-11.  Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of these disclosures is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of International Financial Reporting Standards.

As of December 31, 2014, approximately 68.11% of the Trading Company’s total investment exposure is in futures contracts which are exchange-traded while approximately 31.89% is in forward contracts which are off-exchange traded.

Morgan Stanley Smith Barney Aspect I, LLC
Notes to Financial Statements (continued)

7.	Derivatives and Hedging (cont’d)

The following tables summarize the valuation of the Trading Company’s investments as of December 31, 2014 and 2013, respectively.

Offsetting of Derivative Assets and Liabilities as of December 31, 2014:

	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Net Amounts Presented in the Statements of Financial Condition
	$	$	$
Assets
Futures	934,959	(92,806)	842,153
Forwards	361,248	(262,928)	98,320

Total Assets	1,296,207	(355,734)	940,473

Liabilities
Futures	(92,806)	92,806	–
Forwards	(262,928)	262,928	–

Total Liabilities	(355,734)	355,734	–

Unrealized currency gain			153,084

Total net unrealized gain on
open contracts			1,093,557

Morgan Stanley Smith Barney Aspect I, LLC
Notes to Financial Statements (continued)

7.  Derivatives and Hedging (cont’d)

Offsetting of Derivative Assets and Liabilities as of December 31, 2013:

	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Net Amounts Presented in the Statements of Financial Condition
	$	$	$
Assets
Futures	857,229	(228,835)	628,394
Forwards	163,308	(70,570)	92,738

Total Assets	1,020,537	(299,405)	721,132

Liabilities
Futures	(228,835)	228,835	–
Forwards	(70,570)	70,570	–

Total Liabilities	(299,405)	299,405	–

Unrealized currency gain			138,536

Total net unrealized gain on
open contracts			859,668

The Effect of Trading Activities on the Statements of Financial Condition as of December 31, 2014 and 2013:

December 31, 2014
Futures and Forward Contracts	Long Unrealized Gain	Long Unrealized Loss	Short Unrealized Gain	Short Unrealized Loss	Net Unrealized Gain	Average number of contracts outstanding for the year (absolute quantity)
	$	$	$	$	$

Commodity	12,653	(115,598)	447,083	(21,343)	322,795	268
Equity	109,647	(23,656)	45	(17,449)	68,587	134
Foreign currency	75,060	(107,504)	232,916	(60,260)	140,212	156
Interest rate	417,156	(4,017)	1,647	(5,907)	408,879	501
Total	614,516	(250,775)	681,691	(104,959)	940,473

Unrealized currency gain					153,084
Total net unrealized gain on open contracts					1,093,557

Morgan Stanley Smith Barney Aspect I, LLC
Notes to Financial Statements (continued)

7.  Derivatives and Hedging (cont’d)

December 31, 2013
Futures and Forward Contracts	Long Unrealized Gain	Long Unrealized Loss	Short Unrealized Gain	Short Unrealized Loss	Net Unrealized Gain	Average number of contracts outstanding for the year (absolute quantity)
	$	$	$	$	$

Commodity	14,264	(76,244)	193,921	(30,694)	101,247	411
Equity	390,755	–	1,430	(4,135)	388,050	248
Foreign currency	82,282	(62,785)	86,732	(8,630)	97,599	355
Interest rate	27,661	(97,825)	223,492	(19,092)	134,236	736
Total	514,962	(236,854)	505,575	(62,551)	721,132

Unrealized currency gain					138,536
Total net unrealized gain on open contracts					859,668

The following tables summarize the net trading results of the Trading Company for the years ended December 31, 2014, 2013, and 2012, respectively.

The Effect of Trading Activities on the Statements of Income and Expenses for the years ended December 31, 2014, 2013 and 2012, included in Total Trading Results:

                                                                                                                     December 31,
	2014	2013	2012
Type of Instrument	$	$	$
Commodity	1,733,975	(368,819)	(2,255,424)
Equity	(235,552)	2,390,395	(857,466)
Foreign currency	431,843	(450,867)	(597,950)
Interest rate	1,575,396	(1,929,867)	1,119,745
Unrealized currency gain (loss)	14,548	24,390	(21,974)
Total	3,520,210	(334,768)	(2,613,069)

Line Items on the Statements of Income and Expenses for the years ended December 31, 2014, 2013, and 2012:

                                                                                                          December 31,
	2014	2013	2012
Trading Results	$	$	$
Net realized	3,286,321	(656,128)	(2,057,498)
Net change in unrealized	233,889	321,360	(555,571)
Total Trading Results	3,520,210	(334,768)	(2,613,069)

Morgan Stanley Smith Barney Aspect I, LLC
Notes to Financial Statements (continued)

8.  Fair Value Measurements and Disclosures

Financial instruments are carried at fair value, which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.  Assets and liabilities carried at fair value are classified and disclosed in the following three levels: Level 1 -  unadjusted quoted market prices in active markets for identical assets and liabilities; Level 2 - inputs other than unadjusted quoted market prices that are observable for the asset or liability, either directly or indirectly (including unadjusted quoted market prices for similar investments, interest rates and credit risk); and Level 3 - unobservable inputs for the asset or liability (including the Trading Company’s own assumptions used in determining the fair value of investments).

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Trading Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and consideration of factors specific to the investment.

The Trading Company’s assets and liabilities measured at fair value on a recurring basis are summarized in the following tables by the type of inputs applicable to the fair value measurements.

Morgan Stanley Smith Barney Aspect I, LLC
Notes to Financial Statements (continued)

8.  Fair Value Measurements and Disclosures (cont’d)

December 31, 2014	Unadjusted Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	$	$	$	$
Assets
Futures	934,959	–	n/a	934,959
Forwards	62,806	298,442	n/a	361,248

Total Assets	997,765	298,442	n/a	1,296,207

Liabilities
Futures	92,806	–	n/a	92,806
Forwards	97,509	165,419	n/a	262,928

Total Liabilities	190,315	165,419	n/a	355,734

Unrealized currency gain				153,084

* Net fair value	807,450	133,023	n/a	1,093,557

December 31, 2013	Unadjusted Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	$	$	$	$
Assets
Futures	857,229	–	n/a	857,229
Forwards	–	163,308	n/a	163,308

Total Assets	857,229	163,308	n/a	1,020,537

Liabilities
Futures	228,835	–	n/a	228,835
Forwards	–	70,570	n/a	70,570

Total Liabilities	228,835	70,570	n/a	299,405

Unrealized currency gain				138,536

*Net fair value	628,394	92,738	n/a	859,668

* This amount comprises of the “Net unrealized gain on open contracts” on the Statements of Financial Condition.

Morgan Stanley Smith Barney Aspect I, LLC
Notes to Financial Statements (concluded)

8.  Fair Value Measurements and Disclosures (cont’d)

During the twelve months ended December 31, 2014 and 2013, there were no Level 3 assets and liabilities, and there were no transfers of assets or liabilities between Level 1 and Level 2.

9.  Financial Highlights

The following ratios may vary for individual investors based on the timing of capital transactions during the year.  Additionally, these ratios are calculated for the non-managing Members’ share of income, expenses and average net assets.

                                                                                                                                                      For the Years Ended December 31,
	2014	2013	2012
RATIOS TO AVERAGE MEMBERS’ CAPITAL: (1)
Net Investment Loss	(4.96)%	(1.79)%	(2.19)%
Expenses before Incentive Fees	1.78%	1.79%	1.93%
Expenses after Incentive Fees	4.96%	1.79%	2.18%

TOTAL RETURN BEFORE INCENTIVE FEES	34.82%	(3.18)%	(9.80)%
TOTAL RETURN AFTER INCENTIVE FEES	30.79%	(3.18)%	(9.63)%

(1)	The calculation is based on non-managing Members’ allocated income and expenses and average non-managing Members’ Capital.

10.  Subsequent Events

Management performed its evaluation of subsequent events through March 25, 2015, and has determined that there were no subsequent events requiring adjustments of or disclosure in the financial statements.